Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of October 28, 2019, is by and between Delta Apparel, Inc., a Georgia corporation (“Company”), and John Thomas Tester (“Executive”).

WHEREAS, Executive and the Company desire to enter into a separate written agreement providing for the terms of Executive's employment by the Company during the Term (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment. Executive agrees to be employed with the Company, and the Company agrees to employ Executive, during the Term and on the terms and conditions set forth in this Agreement. Executive agrees during the term of this Agreement to devote substantially all of Executive’s business time, efforts, skills and abilities to the performance of Executive’s duties to the Company and to the furtherance of the Company's business.

Executive's job title will be Chief Accounting Officer, and Executive’s duties will be those as are determined by the Company’s Chief Financial Officer.

     2. Compensation.

          (a) Base Salary. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for Executive’s services an annual base salary of not less than $250,000.00 (“Base Salary”). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of Executive’s direct supervisor. Nothing in this Agreement entitles Executive to an annual base salary of more than the above-referenced Base Salary amount.

          (b) Incentive Compensation. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company's Short-Term Incentive Compensation Plan as in effect from time to time. Any cash compensation payable under this paragraph shall be referred to as “Incentive Compensation” in this Agreement. The Company reserves the right to amend and/or terminate its Short-Term Incentive Compensation Plan and nothing in this Agreement entitles Executive to any particular level of participation in the Company's Short-Term Incentive Compensation Plan.

          (c) Executive Fringe Benefits. During the term of Executive's employment with the Company pursuant to this Agreement, Executive shall be entitled to receive such executive fringe benefits as are provided to the executives in comparable positions under any of the Company's plans and/or programs in effect from time to time for which Executive is eligible to participate and to participate in such other benefit programs as are customarily available to executives of the Company, including, without limitation, paid time off and life, health and disability benefits. Nothing herein will alter or affect the right of Company, consistent with the applicable benefit plan documents, to alter, amend, or terminate such programs in its sole discretion at whatever time it chooses.

          (d) Tax Withholding and Offset. Executive’s compensation is subject to such deductions and withholdings as are authorized by Executive or required by law and/or policies of the Company in effect from time to time. The Company, in its sole discretion, may offset any sum due from Executive to the Company (at the end of the term of this Agreement or otherwise) against any amount which would otherwise be due to the Executive to the maximum extent permitted by law.

THIS AGREEMENT IS SUBJECT TO ARBITRATION

          (e) Expense Reimbursements. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the course of performing Executive’s duties hereunder, including, but not limited to, reasonable travel expenses for Executive. The Company’s practice is to make such reimbursements on a monthly basis and, in any event, no later than the last day of the year immediately following the year in which Executive incurs the reimbursable expense. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. No right to reimbursement is subject to liquidation or exchange for other benefits. As a condition to such payment or reimbursement, however, Executive shall maintain and provide to the Company reasonable documentation and receipts for such expenses.

     3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 and 6 hereof, the term of this Agreement (the “Term”) shall commence as of the date hereof and shall continue until December 31, 2021.   Any employment of Executive by the Company following the expiration of the Agreement will be at-will and not subject to any termination benefits set forth herein.

     4. Termination. Notwithstanding the provisions of Section 3 hereof, but subject to the provisions of Section 5 hereof, Executive's employment shall terminate as follows:

          (a) Death. Executive's employment shall terminate upon the death of Executive; provided, however, that the Company shall continue to pay (in accordance with its normal payroll procedures) the Base Salary to Executive's estate for a period of six (6) months after the date of Executive's death if Executive is employed by the Company on the date of Executive’s death.

          (b) Termination for Cause. The Company may terminate Executive's employment at any time for “Cause” (as hereinafter defined) by delivering a written termination notice to Executive. For purposes of this Agreement, “Cause” shall mean any of the following: (i) fraud; (ii) embezzlement; (iii) Executive's commission of a felony; (iv) the willful or continued failure or refusal by Executive to perform and discharge Executive's duties, responsibilities and obligations under this Agreement; (v) any act of moral turpitude or willful misconduct by Executive intended to result in personal enrichment of Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Company’ Chief Executive Officer or other applicable executive officer of the Company in his or her reasonable judgment); (vi) gross negligence or intentional misconduct resulting in damage to the property, reputation or business of the Company; (vii) the ineligibility of Executive to perform Executive's duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company; or (viii) Executive's failure to correct or cure any material breach of or default under this Agreement within ten (10) days after receiving written notice of such breach or default from the Company.

          (c) Termination Without Cause. The Company may terminate Executive's employment at any time for any or no reason by delivering a written termination notice to Executive.

          (d) Termination by Executive. Executive may terminate Executive’s employment at any time by delivering sixty (60) days prior written notice to the Company; provided, however, that the terms, conditions and benefits specified in Section 5 hereof shall apply or be payable to Executive only if such termination occurs as a result of a material breach by the Company of any provision of this Agreement for which the Executive provides written notice to the Company within ninety (90) days of the initial existence of the alleged material breach and which is not cured by the Company within thirty (30) days of Executive’s notice to the Company.

          (e) Termination Following Disability. In the event Executive becomes “disabled” (as defined below), the Company may terminate Executive's employment by delivering a written termination notice to Executive. Notwithstanding the foregoing, Executive shall continue to receive Executive’s full Base Salary and benefits to which Executive is entitled under this Agreement for a period of six (6) months after the effective date of such termination. For purposes of this section, the Executive shall be considered disabled if the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under the Company's disability insurance policy and/or salary continuation policy as in effect on the date of such disability.

(f) Non-Disparagement. Executive agrees that during and following the termination of Executive’s employment Executive will not publicly (or in a manner Executive reasonably should have expected to be made public) disparage or otherwise make negative comments regarding the Company, its employees or its affiliates, provided, however, that the foregoing shall in no way restrict the Executive from accurate and good faith responses to a legal subpoena or reporting any concerns that Executive may have to (i) any authority within the Company designated to receive complaints or concerns from employees, including, without limitation, the Company's Board of Directors, Board of Managers or a committee thereof, or (ii) any regulator or other governmental authority with supervisory responsibility for the Company (including, without limitation, the Securities and Exchange Commission) or the Company's independent auditors.

     5. Certain Termination Benefits. Executive shall be entitled to certain enumerated post-termination benefits if and only if the following events occur:

          (i) the provisions of Section 6 do not apply;

          (ii) either the Company terminates Executive's employment without Cause pursuant to Section 4(c) or Executive terminates Executive’s employment pursuant to Section 4(d) as a result of an uncured material breach by the Company of a material provision of this Agreement; and

          (iii) the Executive executes and delivers the release contemplated in Section (e) below, and any revocation period therein expires, on or before the 30th day after the date of Executive's termination from employment, then in such case the Company will provide Executive the benefits described in subsection (a) below and, if and to the extent that Executive is eligible to participate and has elected to participate in such plans, subsections (b) through (c) below.

          (a) Base Salary and Incentive Compensation. The Company shall pay to Executive (i) Executive’s Base Salary (as in effect as of the date of Executive’s termination) and (ii) Incentive Compensation (in an aggregate amount equal to the applicable portion of the Incentive Compensation received by the Executive for the most recent fiscal year prior to Executive’s termination) as follows:

Years of
Service with	Base		Payout
The Company	Salary	Incentive Compensation	Period
Less than one	3 months	25% of the Short-Term Incentive Compensation Plan award for the most recent full fiscal year prior to termination	3 months

One but less than two	6 months	50% of the Short-Term Incentive Compensation Plan award for the most recent full fiscal year prior to termination	6 months

Two but less than three	9 months	75% of the Short-Term Incentive Compensation Plan award for the most recent full fiscal year prior to termination	9 months

Three or More	12 months	100% of the Short-Term Incentive Compensation Plan award for the most recent full fiscal year prior to termination	12 months

To the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury Regulations, the sum of applicable Base Salary and Incentive Compensation shall be divided into equal monthly, semi-monthly or lesser payments and paid to the Executive over the applicable Payout Period shown in the table above, depending on the Executive's years of service at the time of termination.

          (b) Group Life and Disability Insurance. If and to the extent that: (i) the Company's plans in effect from time to time permit such coverage and Executive has elected and is participating in such coverage as of the date of Executive’s termination from employment; and (ii) it is permitted under Code Section 409A, the Company shall continue to provide Executive with group life and disability insurance coverage for the applicable Payout Period described above in (a) following termination at coverage levels and rates equal to those applicable to Executive immediately prior to such termination or, if different, as offered to other executive level employees during such applicable period.

          (c) Medical Insurance. Upon termination of employment, Executive shall be entitled to all COBRA continuation benefits available under the Company's group health plans to similarly situated employees. To the extent permitted under Code Section 409A and the terms of the applicable benefit plans, and to the extent Executive affirmatively elects to continue participation in the Company’s group health plans under COBRA, during the applicable Payout Period, the Company shall subsidize the amounts Executive is required to pay for such COBRA continuation benefits such that the Executive will only be required to pay the rates that active, similarly situated employees must pay for such benefits. Upon the expiration of such Payout Period, the Executive will be responsible for timely paying the full COBRA premiums for the remaining COBRA continuation period.

          (d) Offset. To the extent permitted by law, any benefits received by Executive in connection with any other employment accepted by Executive that are reasonably comparable, even if not necessarily as beneficial to Executive, to the fringe benefits then being provided by the Company pursuant to paragraphs (b) and (c) of this Section 5, shall be deemed to be the equivalent of such benefits, and shall terminate the Company's responsibility to continue providing the benefits then being provided by the Company pursuant to paragraphs (b) and (c) of this Section 5. The Company agrees that if Executive's employment with the Company is terminated, Executive shall otherwise have no duty to mitigate damages to obtain the benefits set forth in this Section 5.

          (e) General Release. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors, employees or affiliates or its affiliates' officers, directors, or employees, including, but not limited to, claims Executive might have relating to Executive's employment with the Company and cessation thereof; provided, however, that there may properly be excluded from the scope of such general release the following: (i) claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by Executive during the course of Executive’s employment; (ii) claims that may be made by the Executive for payment of Base Salary, bonuses, fringe benefits, stock upon vesting of incentive stock awards, stock upon exercise of stock options properly due to Executive, or other amounts or benefits due to Executive under this Agreement; (iii) claims respecting any matters for which the Executive is entitled to be indemnified under the Company's Articles of Incorporation, By-laws, similar organizational documents, or applicable law, respecting third party claims asserted or third party litigation pending or threatened against the Executive; and (iv) any claims prohibited by applicable law from being included in the release.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release drafted by the Company as described above, and the expiration of any revocation period therein, on or before the 30th day after the date of Executive's termination from employment. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive that Executive identifies in writing to the Company at the time of such termination and as otherwise reasonably acceptable to the Company.

     6. Effect of Change of Control.

          (a) If within one (1) year following a “Change of Control” (as hereinafter defined), Executive terminates Executive’s employment with the Company for “Good Reason” (as hereinafter defined) or the Company terminates Executive's employment for any reason other than Cause, death or disability (as defined in Section 4(e)), the Company shall pay to Executive in a lump sum within thirty (30) days following Executive's termination of employment: (i) an amount equal to one times the Executive's Base Salary as of the date of termination; and (ii) an amount equal to the Incentive Compensation received by the Executive for the most recent fiscal year prior to Executive’s termination. The Company shall also provide the Executive with out-placement assistance. In addition, to the extent permitted under Code Section 409A and the terms of the applicable benefit plans, and, with respect the Company’s group health plans, to the extent Executive affirmatively elects to continue participation in such group health plans under COBRA, for the period equal to twelve (12) months from the date of termination, the Company shall continue to provide Executive with coverage under the Company's various benefit plans in which Executive participates at the time of termination at coverage levels and rates substantially equal to those applicable immediately prior to such termination. A condition to Executive's receipt of any amounts pursuant to this Section 6(a) shall be Executive's execution and delivery of a general release as described in Section 5(e) above, and the expiration of any revocation period therein, on or before the 30th day after the date of Executive's termination from employment.

          (b) “Change of Control” means, with respect to the Executive, a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” as defined below and further defined in and interpreted in accordance with Treasury Regulations Section 1.409A-3(i)(5) (which events are collectively referred to herein as “Change of Control events”) after the date of this Agreement. To constitute a Change of Control with respect to Executive, the Change of Control event must involve and relate to a Change of Control of Delta Apparel, Inc.

          (i) A “change in the ownership of a corporation” occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (ii) below)).

          (ii) Notwithstanding that a corporation has not undergone a change in ownership under paragraph (i) above, a “change in the effective control of a corporation” occurs on the date that either: (A) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35 percent or more of the total voting power of the stock of such corporation; or (B) A majority of members of Delta Apparel, Inc.’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Delta Apparel, Inc.’s Board of Directors prior to the date of the appointment or election.

(iii)  A “change in the ownership of substantial portion of a corporation's assets” occurs on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of paragraphs (i), (ii) and (iii) immediately above, the term corporation refers solely to the relevant corporation identified in the opening paragraph of this Section 6(b) for which no other corporation is a majority shareholder.

          (c) “Good Reason” shall mean any of the following actions taken by the Company without Executive's written consent after a Change of Control:

          (i) the assignment to Executive by the Company of duties inconsistent with, or the reduction of the powers and functions associated with, Executive's position, duties, and responsibilities immediately prior to a Change of Control or Potential Change of Control (as defined below), or an adverse change in Executive's titles or offices as in effect immediately prior to a Change of Control or Potential Change of Control, or any removal of the Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of Executive’s employment for disability (as provided in Section 4(e)) or Cause or as a result of Executive's death, except to the extent that a change in duties relates to the elimination of responsibilities attendant to the Company or its parent company, as applicable, no longer being a publicly traded company;

          (ii) a reduction by the Company in the Executive's Base Salary as in effect on the date of a Change of Control or Potential Change of Control, or as the same may be subsequently increased from time to time during the term of this Agreement;

          (iii) the Company shall require the Executive to be based anywhere other than at or within a 25-mile radius of the location where the Executive is based on the date of a Change of Control or Potential Change of Control, or if Executive agrees to such relocation, the Company fails to reimburse the Executive for moving and all other expenses reasonably incurred in connection with such move;

          (iv) a significant increase in Executive's required travel on behalf of the Company;

          (v) the Company shall fail to continue in effect any Company-sponsored plan or benefit that is in effect on the date of a Change of Control or Potential Change of Control (other than the Company’s Incentive Stock Award Plan or the Company's Stock Option Plan) and pursuant to which Executive has received awards or benefits and is participating and that provides (A) incentive or bonus compensation, (B) fringe benefits such as paid time off, medical benefits, life insurance and accident insurance, (C) reimbursement for reasonable expenses incurred by the Executive in connection with the performance of duties with the Company, or (D) retirement benefits such as an Internal Revenue Code Section 401(k) plan, except to the extent that such plans taken as a whole are replaced with substantially comparable plans;

          (vi) any material breach by the Company of any provision of this Agreement for which the Executive provides written notice to the Company within ninety (90) days of the initial existence of the alleged material breach and which is not cured by the Company within thirty (30) days of Executive’s notice to the Company; and

          (vii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company effected in accordance with the provisions of Section 12.

          (d) “Potential Change of Control” shall mean the date, which must be within twelve (12) months preceding a Change of Control, as of which (i) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control; (ii) proxies for the election of directors of Delta Apparel, Inc.’s Board of Directors are solicited by anyone other than Delta Apparel, Inc. which solicitation, if successful, would result in a Change of Control; (iii) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (iv) any other event occurs which is deemed to be a Potential Change of Control by Delta Apparel, Inc.’s Board of Directors and Delta Apparel, Inc.’s Board of Directors adopts a resolution to the effect that a Potential Change of Control has occurred.

          (e) In the event that (i) Executive would otherwise be entitled to the compensation and benefits described in Section 5 or 6(a) hereof (“Compensation Payments”), and (ii) the Company determines, based upon the advice of tax counsel, that, as a result of such Compensation Payments and any other benefits or payments required to be taken into account under the Internal Revenue Code of 1986, as amended (the “Code”), Section 280G(b)(2) (collectively, “Parachute Payments”), any of such Parachute Payments would be reportable by the Company as an “excess parachute payment” under Code Section 280G, such Compensation Payments shall be reduced to the extent necessary to cause the aggregate present value (determined in accordance with Code Section 280G and applicable regulations promulgated thereunder) of the Executive's Parachute Payments to equal 2.99 times the “base amount” as defined in Code Section 280G(b)(3) with respect to such Executive. However, such reduction in the Compensation Payments shall be made only if, in the opinion of such tax counsel, it would result in a larger Parachute Payment to the Executive than payment of the unreduced Parachute Payments after deduction in each case of tax imposed on and payable by the Executive under Section 4999 of the Code (“Excise Tax”). The value of any non-cash benefits or any deferred payment or benefit for purposes of this paragraph shall be determined by a firm of independent auditors selected by the Company.

          (f) The parties hereto agree that the payments provided under Section 6(a) above are reasonable compensation in light of Executive's services rendered to the Company and that neither party shall assert that the payment of such benefits constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

          (g) Unless the Company determines that any Parachute Payments made hereunder must be reported as “excess parachute payments” in accordance with Section 6(e) above, neither party shall file any return taking the position that the payment of such benefits constitutes an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

     7. Non-Competition. During the Term and for an additional period of time (i) beginning as of the earlier of the expiration of the Term or the termination of Executive’s employment with the Company for any reason whatsoever, and (ii) extending for four (4) calendar months, Executive will not, directly or indirectly, compete with the Company by “Working” (as defined below) for a “Competing Business” (as defined below) in the “Restricted Territory” (as defined below). For purposes of Sections 7, 8 and 9 of this Agreement, “Company” shall be defined to include the Company as identified in the initial paragraph of this Agreement and all of such entity’s parent companies, subsidiaries, affiliates and other related companies or entities.

“Working” shall be limited to employment for, contracting with, or otherwise providing direct or indirect assistance as a proprietor, partner, investor, shareholder (other than as a passive investor owning less than a 5% equity interest), director, officer, employee, consultant, independent contractor, or other similar capacity for or on Executive’s own behalf, or for or on behalf of any other person, partnership, association, corporation or business entity of any type (collectively a “Person”) that (i) is performed in a position that is the same or similar to any position that Executive held with the Company in the 24 months prior to the termination of Executive’s employment with the Company; (ii) involves performing similar duties or services for such Person as Executive provided or performed for the Company in the 24 months prior to the termination of Executive’s employment with the Company; or (iii) involves the sale of Products or products similar to the Products or the supervision of persons selling Products.

“Competing Business” shall be defined as any business that engages, in whole or in part, in the manufacturing, producing, sourcing, marketing, selling distributing, fulfilling and/or providing of (A) direct-to-garment printed apparel or other fabric-based items or products, (B) print-to-order, made-to-order or on-demand printed paper, poster, or sticker items/products, and/or (C) other promotional items or products.

“Products” shall be defined as (i) direct-to-garment printed apparel or other fabric-based items or products, print-to-order, made-to-order or on-demand printed paper, poster, or sticker items/products, and/or other promotional items or products that are either actively being manufactured, produced, sourced, marketed, sold, distributed, fulfilled and/or provided by the Company at the time that Executive is terminated from the Company or (ii) any items, products or goods that are subject to any confidential prospective business opportunity of the Company of which Executive is knowledgeable about or has responsibilities for pursuing or developing on behalf of the Company at the time that Executive is terminated from the Company.

“Restricted Territory” shall be limited to the following discrete, severable, geographic areas: (A) the United States of America and its territories, possessions and military bases and installations; (B) any country or other jurisdiction throughout the world where the Company’s Products are sold, offered for sale and/or delivered as of the date hereof or where the Company licenses or otherwise permits the sale or delivery of Products as of the date hereof; (C) any country or other jurisdiction throughout the world where the Company applied for trademark registration or similar intellectual property rights with respect to any of its intellectual property assets as of the date hereof; and (D) if the foregoing subsections (A), (B) or (C) are finally determined to be too broad by a court of competent jurisdiction, the states throughout the United States where Products or services are sold, offered for sale, delivered and/or provided by the Company.

     8. Non-Solicitation of Employees, Customers and Vendors. During the Term and for an additional period of one year that commences from the earlier of the expiration of the Term or the termination of Executive’s employment with the Company for any reason whatsoever, Executive shall not, on Executive’s own behalf or for or on behalf of any other Person: (a) solicit or hire any employee of the Company to join a Competing Business; (b) attempt to influence or induce any employee of the Company to leave the employment of the Company (other than through general advertisements not directed at any particular employee or group of employees); (c) use or disclose the names and addresses of the Company's employees; (d) Solicit any Customer of the Company for the purpose of (i) providing Products or services to such Customer that are competitive with the Products on behalf of a Competing Business; (ii) providing Products to a Customer in competition with the Company; (iii) diverting or attempting to divert from the Company the business of any Customer, including but not limited to any actions that cause such Customer to reduce the level or amount of Products provided by Company to such Customer; or (iv) otherwise intentionally interfering with the Company’s business relationship with any Customer that would cause such Customer to cease doing business with the Company or reduce the amount of Products the Customer purchases from the Company; or (e) intentionally interfere with the Company’s business relationships with its suppliers or vendors or take any other action that would cause such suppliers or vendors to cease doing business with the Company or reduce the amount of goods, materials or services a supplier or vendor provides to the Company.

“Customer” shall be limited to any Person to which the Company has sold Products, Solicited for the sale of Products or has plans or intentions to Solicit for the sale of Products. If the foregoing definition of “Customer” is finally determined to be too broad by a court of competent jurisdiction, the following definition of “Customer will apply: any Person to which the Company has sold Products, Solicited for the sale of Products or has plans or intentions to Solicit for the sale of Products and (i) of whom Executive Solicited during Executive’s employment with the Company; (ii) of whom employees of the Company supervised by Executive Solicited during Executive’s employment with the Company; (iii) about whom Executive was exposed to Company Data or Trade Secrets in the ordinary course of business as a result of Executive’s association with the Company; (iv) about whom Executive had access to the pricing, advertising and/or marketing schemes developed by Executive or the Company for such customer; or (v) with whom Executive had material contacts during Executive’s employment with the Company.

“Solicit” shall mean directly or indirectly soliciting, working on a bid, influencing, contacting, contracting with, selling, accepting sales from, seeking sales or other business opportunities from, purchasing, buying, servicing, or other similar dealings with a Customer (or providing information or assistance to a Competing Business that would enable or help such Competing Business Solicit a Customer) as it relates to the purchase of Products (or material components of the Products) or the sale of the Products.

     9. Non-Disclosure of Company Data and Trade Secrets; Inventions. The Company has a proprietary interest in Trade Secrets and Company Data that require secrecy.

(a) Except as may be necessary to perform Executive’s duties for the Company, Executive shall hold Trade Secrets in confidence and shall not use, misappropriate, or divulge Trade Secrets of the Company at any time during the course of Executive’s employment with the Company and after Executive’s employment with the Company ends. Except as may be necessary to perform Executive’s duties for the Company, Executive shall hold Company Data in confidence and shall not use, misappropriate, or divulge Company Data to any Person at any time during Executive’s employment with the Company and for a period of five (5) years after Executive’s employment with the Company ends.

(b) Nothing in this Agreement is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a Trade Secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's Trade Secrets to the Executive's attorney and use the Trade Secret information in the court proceeding if the Executive: (A) files any document containing the Trade Secret under seal; and (B) does not disclose the Trade Secret, except pursuant to court order.

(c) “Trade Secrets” and “Company Data”.

(i) “Trade Secrets” are Company information, in any medium or form, including, but not limited to, (i) a formula, pattern, compilation, program, device, method, technique, product, system, or process, design, prototype, procedure, or code that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, the public or any other person who can obtain economic value from its disclosure or use, and (b) is the subject of Company efforts that are reasonable under the circumstances to maintain its secrecy; and/or (ii) any Company information that could otherwise come under the definition of Trade Secret under the South Carolina Trade Secrets Act, the federal Defend Trade Secrets Act or other applicable law in the jurisdiction where Executive works.

(ii) “Company Data” is defined as information, in any medium or form, related to the Company’s business, products or services that (i) is competitively sensitive information; (ii) is important or valuable to the Company; (iii) is kept in confidence by the Company; (iv) becomes known to or exposed to Executive through Executive’s employment with the Company; and (v) does not fall within the definition of Trade Secret above.

(d) Inventions. Executive will promptly disclose to the Company in writing and assign and transfer to the Company: (i) all inventions and improvements, and all right, title and interest therein, made or conceived by Executive solely or jointly with others in the course of Executive’s employment or on the Company's time or at its expense or using the Company's material or facilities; and (ii) all inventions and improvements, and all right, title and interest therein, relating to the Company's business made or conceived by Executive solely or jointly with others during the Executive’s employment with the Company.

     10. Remedies and Representations Relating to the Protective Covenants.

(a) In the event that Executive breaches any of the “Protective Covenants” (paragraphs 7, 8 or 9 hereof), the parties hereto recognize that irreparable damage will result to the Company. The parties therefore agree that the Company shall be entitled, in addition to any other remedies or damages available to it under the South Carolina Trade Secrets Act, the federal Defend Trade Secrets Act, or other statutory or common law, to obtain injunctive relief without bond in order to restrain the violation of such covenants by Executive. In the event that the Company prevails, in whole or in part, in any such action involving the Protective Covenants, Executive shall be liable to the Company for all of its costs and expenses, including, without limitation, reasonable attorney fees and expert witness fees.

(b) In addition to the remedies set forth above, and to the extent applicable, Company shall be entitled to receive from Executive the profits, if any, received by Executive upon exercise and/or sale of any Company granted stock options or incentive stock awards or upon the vesting of or lapse of the restrictions on any grant of any stock awards to the extent such options or rights were exercised, or such vesting occurred or restrictions lapsed, within the six-month period prior to the termination of Executive's employment.

(c) If any court should construe any Protective Covenant, or any clause or portion of these Protective Covenants, to be too broad to prevent enforcement to its fullest extent, then such restrictions shall be enforced to the maximum extent that the court finds reasonable and enforceable. In the event that any of these provisions or any clause or portion of these provisions shall be held to be invalid or unenforceable, the remaining provisions, or any clause or portion of these provisions, hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions, or clauses or portions of these provisions, had not been included therein. If any provision, or any clause or portion of these Protective Covenants or in this Agreement is unlawful, against public policy, or otherwise declared void or unenforceable, such provision, or clause or portion of these provisions, shall be deemed excluded from this Agreement, which shall in all other respects remain in effect. Upon a determination that any provision, clause, portion of any provision, or portion of any clause of the Protective Covenants shall be held to be unlawful, against public policy, invalid, or otherwise void or unenforceable, the court may modify such provision, clause, portion of any provision, or portion of any clause and grant only the relief reasonably necessary to (i) protect Company’s legitimate business interest or interests and (ii) achieve the original intent of the parties to the extent possible.

(d) Executive acknowledges and confirms that the Protective Covenants contained in this Agreement (including without limitation the length of the term and geographic scope of the Protective Covenants) are reasonably necessary to protect the legitimate business interests of the Company, are not overbroad or unfair, and are not the result of overreaching, duress or coercion of any kind. Executive further acknowledges and confirms that the compensation paid to Executive for work done for and on behalf of the Company is sufficient, fair and reasonable and supports these covenants.

(e) The Protective Covenants may be enforced in a court of competent jurisdiction in Greenville County, South Carolina, and Executive agrees to submit to jurisdiction in Greenville County, South Carolina, whether or not Executive is then residing in South Carolina. In addition, the Company, in its sole discretion, may institute a proceeding in the location of Executive’s residence or where Executive is working to remedy a violation of this Agreement. Enforcement of the Protective Covenants is specifically excluded from the arbitration procedures set forth in this Agreement.

(f) Executive acknowledges that the obligations of this Agreement survive Executive’s termination of employment and, if relevant, any subsequent employment with the Company, no matter how such employment is ended or terminated. In the event that Executive breaches any of the Protective Covenants, the corresponding restricted period shall be extended by the amount of time Executive was in violation of the covenant.

(g) As a condition of employment and a material terms under this Agreement, Executive agrees that, at any time during his/her employment, if requested by the Company, Executive shall sign an amendment (without additional consideration) to this Agreement which would modify the Protective Covenants contained herein based on changes to Executive’s duties, changes in the Company’s business, changes in the Customers or territory the Executive services, or changes in the law regarding restrictive covenants. The Protective Covenants contained herein are independent, separate from, and cumulative to other restrictive covenants established between Executive and Company, including but not limited to any non-disclosure, non-solicitation, or other similar agreements or policies established by the Company or agreed to by the parties.

     11. Compliance With Section 409A. To the extent a payment hereunder is, or shall become, subject to the application of Section 409A of the Code and related Treasury Regulations, the following shall apply:

(a) This Agreement is intended to comply with the requirements of Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time, and to avoid any additional tax thereunder. To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable law and this Agreement is appropriately amended to comply with such requirements.

(b) The time or schedule of payment hereunder may be accelerated or delayed only upon such events and conditions as the Internal Revenue Service (“IRS”) may permit in generally applicable published regulatory or other guidance under Code Section 409A.

(c) For purposes of this Agreement, all references to “termination of employment” or similar phrases shall be construed to require a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).

(d) To the extent compliance with the requirements of Treasury Regulation Section 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Code Section 409A to payments due to Executive upon Executive’s separation from service at a time when Executive is determined to be a “specified employee” under Treasury Regulation Section 1.409A-1(i) and any stock of the Company or any of its affiliates or related entities is publicly traded on an established securities market or otherwise, then notwithstanding any other provision of this Agreement, any such payments that are otherwise due within six (6) months following Executive’s separation from service will be deferred without interest and paid to Executive in a lump sum immediately following that six (6) month period.

(e) Neither the Company nor its affiliates, subsidiaries or related entities, nor any of the Company's or such entities' directors, officers or agents will be liable to Executive or anyone else if the Internal Revenue Service or any court or other authority determines that any payments or benefits to be provided under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with or be exempt from Section 409A.

     12. Miscellaneous.

(a) Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by reputable overnight express delivery service or reputable same-day local courier service, with confirmed receipt, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 13(a):

If to the Company:

Delta Apparel, Inc.

322 South Main Street

Greenville, SC 29601

Attention: General Counsel

If to Executive:

915 Gilbert Street

Atlanta, GA 30316

Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three (3) business days after mailing.

          (b) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement as applicable to the Term and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement as applicable to the Term.

          (c) Modification. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver, termination or discharge of any term or condition of this Agreement be so binding, unless confirmed in writing and signed by the parties to this Agreement.

          (d) Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of South Carolina without regard to the choice of law principles.

          (e)  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

          (f) Costs. Except as otherwise specifically set forth herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, each party shall bear its own costs and expenses (including, without limitation, attorneys' fees); provided, however, that in the event Executive incurs costs or expenses in connection with successfully enforcing this Agreement following a Change of Control, the Company shall reimburse the Executive for all such reasonable costs and expenses (including, without limitation, attorneys' fees).

          (g) Estate. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to Executive, any monies that may be due Executive from the Company under this Agreement as of the date of Executive’s death shall be paid to Executive’s estate as and when otherwise payable.

          (h) Assignment. The rights, duties and benefits to Executive hereunder are personal to Executive, and no such right, duty or benefit may be assigned by Executive without the prior written consent of the Company. The rights and obligations of the Company shall inure to the benefit and be binding upon it and its successors and assigns, which assignment shall not require the consent of Executive. Company may assign this Agreement to any Person, including without limitation any parent company, affiliate or related company, at its discretion.

         (i) Binding Effect. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective executors, administrators, successors, personal representatives, heirs and assigns permitted under subsection 12(h) above.

          (j) Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity (other than affiliates of the Company as provided herein) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          (k) Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

         (l) Construction. The parties agree that this Agreement was freely negotiated among the parties and that Executive has had the opportunity to consult with an attorney in negotiating its terms. Accordingly, the parties agree that this Agreement shall not be construed in favor of any party or against any party. The parties further agree that the headings and subheadings are for convenience of the parties only and shall not be given effect in the construction of this Agreement.

     13. Arbitration.

(a) Any legal claim (other than those excepted below) arising out of or in any way relating to this Agreement or Executive's employment or the termination of Executive's employment shall be subject to binding and final arbitration in Greenville County, South Carolina, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be equally shared between the parties. Unless otherwise provided herein, the arbitration shall be conducted by a single arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures published by the American Arbitration Association. The arbitrator shall be selected by mutual agreement of the parties. If the parties cannot agree on an arbitrator within thirty (30) days after written request for arbitration is made by one party to the controversy, a neutral arbitrator shall be appointed according to the procedures set forth in the American Arbitration Association Employment Arbitration Rules and Mediation Procedures. In rendering the award, the arbitrator shall have the authority to resolve only the legal dispute between the parties, shall not have the authority to abridge or enlarge substantive rights or remedies available under existing law, and shall determine the rights and obligations of the parties according to the substantive and procedural laws of South Carolina. In addition, the arbitrator's decision and award shall be in writing and signed by the arbitrator, and accompanied by a concise written explanation of the basis of the award. The award rendered by the arbitrator shall be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator is authorized to award any party a sum deemed proper for the time, expense, and trouble of arbitration, including arbitration fees and attorneys' fees.

(b) Types of Claims. All legal claims brought by Executive against Company related to this Agreement, the employment relationship, terms and conditions of employment, and/or termination from employment are subject to this dispute resolution procedure. The above terms notwithstanding, any legal claim brought by Executive or Company for or relating to workers' compensation, unemployment compensation benefits, breach, violation or misappropriation of Company's Trade Secrets, provisions of any confidentiality agreements or noncompete agreements or other restrictive covenants (including but not limited to the Protective Covenants), and claims alleging status or membership with regard to any employment benefit plan governed by the Employee Retirement Income Security Act, and/or charges filed with the National Labor Relations Board, U.S. Department of Labor, or Equal Employment Opportunity Commission, are not subject to this arbitration procedure.

(c) Class Action. Executive expressly agrees not to commence or file any class action, including any class arbitration against Company, or join or serve in any representative capacity in any class action, including class arbitration, against or involving the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“Executive”

By:	/s/ John Tester
Name:	John Tester
Title:	Chief Accounting Officer

Delta Apparel, Inc.
By:	/s/ Justin M. Grow
Name:	Justin M. Grow
Title:	Vice President of Administration